SCHEDULE 14C
(RULE 14C-101)

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement
☒	Definitive Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d) (2))

INROB TECH LTD.

(Name of Registrant As Specified In Its Charter)

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Inrob Tech Ltd.
1515 Tropicana Avenue, Suite 140
Las Vegas, NV 89119
(702) 795-3601

INFORMATION STATEMENT
PURSUANT TO SECTION 14
OF THE SECURITIES EXCHANGE ACT OF 1934
AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE NOT REQUESTED TO SEND US A PROXY

Las Vegas, Nevada
August 22, 2008

This information statement has been mailed on or about August 22, 2008 to the shareholders of record on August 1, 2008 (the “Record Date”) of Inrob Tech Ltd., a Nevada corporation (the “Company”), in connection with certain actions to be taken by the written consent by shareholders of the Company holding a majority of the voting power of the outstanding shares of stock of the Company, dated as of August 22, 2008. The actions to be taken pursuant to the written consent shall be taken on or about September 12, 2008, 20 days after the mailing of this information statement.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS AND NO SHAREHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE NOT REQUESTED TO SEND US A PROXY

By Order of the Board of Directors,

/s/ Ben-Tsur Joseph
Chief Executive Officer and Chief Financial Officer

NOTICE OF ACTION TO BE TAKEN PURSUANT THE WRITTEN CONSENT OF SHAREHOLDERS HOLDING A MAJORITY OF THE VOTING POWER OF THE OUTSTANDING SHARES OF STOCK OF THE COMPANY IN LIEU OF A SPECIAL MEETING OF THE SHAREHOLDERS, DATED AUGUST 22, 2008

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the following action will be taken pursuant to the written consent of shareholders holding a majority of the voting power of the outstanding shares of stock of the Company dated August 22, 2008, in lieu of a special meeting of the shareholders. Such action will be taken on or about September 12, 2008:

1.	To amend the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock, par value $.0001 per share (the “Common Stock”), of the Company from 380,000,000 shares to 1,000,000,000 shares.
2.	To amend the Company’s Articles of Incorporation to effect a reverse stock split of all of the outstanding shares of Common Stock of the Company at a ratio of 1 for 500 (the “Reverse Split”).

OUTSTANDING SHARES AND VOTING RIGHTS

As of August 22, 2008, the Company's authorized capitalization consisted of 380,000,000 shares of Common Stock, of which 380,000,000 shares were issued and outstanding and 20,000,000 shares of Preferred Stock, of which 1,000 shares are designated as Series A Preferred Stock, and are issued and outstanding. Holders of Common Stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock. Each share of Series A Preferred Stock carries voting rights equal to 400,000 shares of Common Stock

Each share of Common Stock entitles its holder to one vote on each matter submitted to the shareholders. However, because shareholders holding at least a majority of the voting rights of all outstanding shares of capital stock as of August 1, 2008 have voted in favor of the foregoing proposals by resolution dated August 22, 2008; and having sufficient voting power to approve such proposals through their ownership of capital stock, no other shareholder consents will be solicited in connection with this Information Statement.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the actions described herein will not be implemented until a date at least 20 days after the date on which this Information Statement has been mailed to the shareholders. The Company anticipates that the actions contemplated herein will be effected on or about the close of business on September 12, 2008.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held as of the Record Date by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

This Information Statement will serve as written notice to shareholders pursuant to Section 78.370 of the Nevada General Corporation Law.

ABOUT THE INFORMATION STATEMENT

What is the Purpose of the Information Statement?

This Information Statement is being furnished to you pursuant to Section 14 of the Securities Exchange Act of 1934 to notify the Company's shareholders as of the close of business on August 1, 2008 (the “Record Date”) of certain corporate actions expected to be taken pursuant to the consents or authorizations of shareholders representing a majority of the voting rights of the Company’s outstanding stock.

Shareholders holding a majority of the voting power of the Company's outstanding stock voted in favor of the corporate matters outlined in this Information Statement, which action is expected to take place on or around September 12, 2008, consisting of the approval to file an amendment of the Company’s Articles of Incorporation for the purpose of (1) authorizing an increase in the number of authorized shares of the Company's Common Stock and (2) effecting a reverse stock split of all of the outstanding shares of Common Stock of the Company (the “Proposals”).

Who is Entitled to Notice?

Each outstanding share of Common Stock as of record on the Record Date will be entitled to notice of each matter to be voted upon pursuant to consents or authorizations. Shareholders as of the close of business on the Record Date that held in excess of fifty percent (50%) of the voting power of the Company's outstanding shares of Stock voted in favor of the Proposals.

What Constitutes the Voting Shares of the Company?

The voting power entitled to vote on the proposals consists of the vote of the holders of a majority of the voting power of the outstanding stock, each of whom is entitled to one vote per share. As of the Record Date, 380,000,000 shares of Common Stock and 1,000 shares of Series A Preferred Stock were issued and outstanding.

What Corporate Matters Will the Shareholders Vote For, and How Will They Vote?

Shareholders holding a majority of the voting power of our outstanding stock have voted in favor of the following Proposals:

1.	TO AUTHORIZE THE FILING OF AN AMENDMENT TO the Company's ARTICLES of Incorporation to increase the number of authorized shares of Common Stock, par value $0.0001 per share, of the Company from 380,000,000 shares to 1,000,000,000 shares; and
2.	TO AUTHORIZE THE FILING OF AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION to authorize a reverse stock split of all of the outstanding shares of Common Stock of the Company at a ratio of 1 for 500.

What Vote is Required to Approve the Proposals?

The affirmative vote of a majority of the voting power of the shares of our stock outstanding on the Record Date is required for approval of the Proposals. A majority of the voting power of the outstanding shares of stock voted in favor of the Proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of July 24, 2008:

•	by each person who is known by us to beneficially own more than 5% of our Common Stock;
•	by each of our officers and directors; and
•	by all of our officers and directors as a group.

Name of Beneficial Owner	Number of Shares		Percentage of Shares Beneficially Owned
Executive officers and directors:
Ben-Tsur Joseph	428,500,004	(1)	54.8%
All Directors and Executive Officers as a Group (1 person)

(1)	Includes 1,000 shares of Series A Preferred Stock, each of which carries voting rights equal to 400,000 shares of Common Stock.

ACTION 1

TO AUTHORIZE THE FILING OF AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK, PAR VALUE $0.0001 PER SHARE, OF THE COMPANY FROM 380,000,000 SHARES TO 1,000,000,000 SHARES

The Company proposes to authorize the Company’s Board of Directors to increase the authorized Common Stock of the Company by an amendment to the Company’s Articles of Incorporation. The approval of the Amendment will increase the Company’s authorized shares of Common Stock to 1,000,000,000. The Company currently has authorized (i) Common Stock of 380,000,000 shares and approximately 380,000,000 shares of Common Stock are issued and outstanding as of the Record Date and (ii) authorized Preferred Stock of 20,000,000, 1,000 shares of which are designated as Series A Preferred Stock, and are issued and outstanding. The creation of additional shares of authorized Common Stock will not alter the current number of issued shares. The relative rights and limitations of the shares of Common Stock will remain unchanged under this amendment.

The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. However, because holders of Common Stock do not have any preemptive or similar rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future, the issuance of additional shares of Common Stock or issuance and conversion of Preferred Stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of the existing shareholders in the total outstanding shares of Common Stock.

As of the Record Date, a total of 380,000,000 shares of the Company's currently authorized 380,000,000 shares of Common Stock are issued and outstanding. The increase in the number of authorized but unissued shares of Common Stock would enable the Company, without further shareholder approval, to issue shares to holders of the March Notes and the November Notes (as defined below) upon the conversion of their respective notes and from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Company's shareholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. Except as further discussed herein, the Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device. The Company does not have any current intent to issue shares in addition to those shares already reserved for issuance under the November and March Notes, respectively.

The Board believes that the increase in authorized Common Stock and a reverse split of its issued and outstanding Common Stock on a one for five hundred basis is a necessary action in light of the recent large increase in the number of conversions of notes that were issued pursuant to two financings that occurred on November 15, 2006 and March 27, 2007, respectively, which are described as follows:

November 2006 Financing

On November 15, 2006, the Company issued to a group of accredited investors, 8% two-year convertible notes in the principal amount of $3,000,000 (the “November Notes”). Amortizing payments of the outstanding principal amount and interest under the November Notes will commence on the third month anniversary date of the date of issuance of the November Notes and on the same day of each month thereafter until the principal amount and interest have been repaid in full. On each payment date, the Company is required to make payments to the note holders (the “November Note Holders”) in the amount of 4.76% of the initial principal amount and all interest accrued on the notes as of the payment date. At the Company’s election, monthly payments may be made (i) in cash in an amount equal to 115% of the principal amount component of the monthly payment and 100% of all other components, or (ii) in shares of the Company’s registered Common Stock at a conversion price equal to the lesser of (A) $0.25, or (B) 75% of the average of the closing bid price of the Company’s Common Stock for the Common Stock’s principal market for the five trading days preceding the date a notice of conversion is given to the Company after the Company notifies the holder of the November Notes of its election to make a monthly payment in shares of Common Stock. The Company may prepay the outstanding principal amount of the November Notes at a 20% premium, together with accrued but unpaid interest thereon and any and all other sums due. The November Note holders have a right to convert the November Notes into shares of Common Stock at $0.25 per share. No conversions may take place if it would cause a holder to become the beneficial owner of more than 4.99% of the outstanding shares of our Common Stock, which limitation is subject to waiver by the holder upon 61 days prior written notice to the Company. Pursuant to the terms of the transaction documents for the November 2006 financing, the Company is obligated to reserve for issuance a sufficient number of shares to be issued to the November Note Holders upon conversion of the November Notes. Because the Company does not currently have a sufficient number of shares reserved for issuance upon conversion of the November Notes, the Company is in default under the terms of the transaction documents and is thereby obligated to increase its authorized capital.

As of July 24, 2008, the principal amount outstanding under the November Notes was $532,862. Based on the market price of the Company’s Common Stock of $0.0008 as of August 21, 2008, the total number of shares issuable upon conversion of the November Notes, taking into account the 1 for 500 Reverse Split is approximately 1,332,155 shares.

In connection with the notes, the Company also issued Class A Warrants to purchase 6,000,000 shares of our Common Stock at $0.40 per share and Class B Warrants to purchase 6,000,000 shares of our Common Stock at $0.50 per share. All warrants are exercisable for a period of five years following the effective date of the registration statement that was filed in connection with the November financing.

March 2007 Financing

On March 27, 2007, the Company entered into and consummated a subscription agreement (the “Agreement”) with a group of accredited investors providing for the issuance to the investors of our eight percent convertible notes in the principal amount of $3,000,000 (the “March Notes”). The March Notes mature two years from the date of issuance.

Under the terms of the Agreement, all rights and benefits to be granted to the investors (the “March Note Holders”) (including the security interest) were identical to and are intended to be shared equally with holders of convertible notes and warrants issued by the Company as of November 15, 2006. In addition, all repayment and conversion terms of and registration rights relating to the March Notes were identical to those contained in the November Notes.

On October 23, 2007, the Company entered into an amendment to the Agreement. Under the terms of the amendment, the Company is no longer required to register the shares issuable upon conversion of the March Notes and exercise of the warrants issued in connection with the Agreement. The interest under the March Notes was increased to 18% and is deemed to have accrued from the date of issuance of the March Notes. The Company will be required to make principal and interest payments under the March Notes in Common Stock only. The exercise price of the warrants was reduced to $0.25 and their expiration date was fixed at the sixth anniversary of the closing date of the March financing. Pursuant to the transaction documents for the March 2007 financing, the Company is obligated to reserve for issuance a sufficient number of shares to be issued to the March Note Holders upon conversion of the March Notes. Because the Company does not currently have a sufficient number of shares reserved for issuance upon conversion of the March Notes, the Company is in default under the terms of the transaction documents and is thereby obligated to increase its authorized capital.

As of July 24, 2008, the principal amount outstanding under the March Notes was $2,510,480. Based on the market price of the Company’s Common Stock of $0.0008, as of August 21, 2008, the total number of shares issuable upon conversion of the March Notes, taking into account the 1 for 500 Reverse Split is approximately 6,276,200 shares.

PROPOSAL 2

TO AUTHORIZE THE FILING OF AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO AUTHORIZE A REVERSE STOCK SPLIT OF ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY AT A RATIO OF 1 for 500.

The Company proposes to authorize the Company's Board of Directors to effect a reverse split of all outstanding shares of the Company's Common Stock by an amendment to the Company's Articles of Incorporation. The amendment would effect a reverse stock split on a 1 for 500 basis.

If the shareholders elect to implement the reverse stock split, each issued and outstanding share of Common Stock would automatically be changed into a fraction of a share of Common Stock in accordance with the ratio of 1 for 500. The par value of the Common Stock would remain unchanged at $0.0001 per share, and the number of authorized shares of Common Stock would remain unchanged. Any fractional shares resulting from the reverse stock split will be rounded up to the nearest whole number. The reverse stock split would become effective upon filing the amendment to the Company's Articles of Incorporation with the Secretary of State of the State of Nevada.

Reasons for the Reverse Stock Split

The Board believes that the current per-share price of the Common Stock has limited the effective marketability of the Common Stock because of the reluctance of many brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold them in their own portfolios. Further, analysts at many brokerage firms do not monitor the trading activity or otherwise provide research coverage of lower priced or penny stocks. Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of these policies and practices involve time-consuming procedures that make the handling of lower priced stocks economically unattractive. The brokerage commission on a sale of lower priced stock also may represent a higher percentage of the sale price than the brokerage commission on a higher priced issue. Any reduction in brokerage commissions resulting from a reverse stock split may be offset, however, by increased brokerage commissions required to be paid by shareholders selling “odd lots” created by the reverse stock split.

In evaluating the reverse stock split, the Company's Board of Directors also took into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock spits held by many investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. The Board, however, determined that these negative factors were outweighed by the potential benefits.

Potential Effects of the Reverse Stock Split

The immediate effect of a reverse stock split would be to reduce the number of shares of Common Stock outstanding, and to increase the trading price of the Company's Common Stock. However, the effect of any reverse stock split upon the market price of the Company's Common Stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied. The Company cannot assure you that the trading price of the Company's Common Stock after the reverse stock split will rise in exact proportion to the reduction in the number of shares of the Company's Common Stock outstanding as a result of the reverse stock split. Also, as stated above, the Company cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of the Company's Common Stock, or that the trading price would reach any of the thresholds required by the NASDAQ markets. The trading price of the Company's Common Stock may change due to a variety of other factors, including the Company's operating results, other factors related to the Company's business, and general market conditions.

Effects on Ownership by Individual Shareholders

If the Company implements the reverse stock split, the number of shares of Common Stock held by each shareholder would be reduced by dividing the number of shares held immediately before the reverse stock split by 500 and then rounding up to the nearest whole share. The reverse stock split would affect the Company's Common Stock uniformly and would not affect any common stock shareholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that whole shares will be exchanged in lieu of fractional shares.

If the Company implements the reverse stock split, the number of shares of Series A Preferred Shares held by Ben-Tsur Joseph, the Company’s Chief Executive Officer and Chief Financial Officer, and, consequently, the voting power attributable to his Series A Preferred Shares, will remain unchanged and thus his proportionate voting power will thus be increased.

Effect on Options, Warrants and Other Securities

All outstanding shares of options, warrants, notes, debentures and other securities entitling their holders to purchase shares of the Company's Common Stock would be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each instrument would be reduced, and the exercise price, if applicable, would be increased, in accordance with the terms of each instrument and based on the of 1 for 500 ratio. Also, the number of shares reserved for issuance under the Company's existing stock option plans would be reduced proportionally based on such ratio.

Other Effects on Outstanding Shares

If a reverse stock split were implemented, the rights of the outstanding shares of Common Stock would remain the same after the reverse stock split.

The reverse stock split may result in some shareholders owning “odd-lots” of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. As a result, the Company is subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock split would not affect the registration of the Common Stock under the Securities Exchange Act.

Authorized Shares of Common Stock

The reverse stock split, if implemented, would not change the number of authorized shares of the Company's Common Stock as designated by the Company's Articles of Incorporation, as amended. Therefore, because the number of issued and outstanding shares of Common Stock would decrease, the number of shares remaining available for issuance of the Company's Common Stock would increase.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates

If the Company's shareholders approve the proposed amendment to the Company's Articles of Incorporation to affect the reverse stock split, the Board may elect whether or not to declare a reverse stock split at any time prior to 12 months after the date of shareholder approval. The reverse stock split would be implemented by filing the appropriate amendment to the Company's Articles of Incorporation with the Secretary of State of the State of Nevada, and the reverse stock split would become effective on the date of the filing.

As of the effective date of the reverse stock split, each certificate representing shares of the Company's Common Stock before the reverse stock split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of Common Stock resulting from the reverse stock split. All options, warrants, convertible debt instruments and other securities would also be automatically adjusted on the effective date.

The Company anticipates that its transfer agent will act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, shareholders and holders of securities convertible into the Company's Common Stock would be notified of the effectiveness of the reverse split. Shareholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange of their certificates. Instead, the holder of the certificate will be contacted.

No new certificates would be issued to a shareholder until the shareholder has surrendered the shareholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split, rounded up to the nearest whole share. Shareholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

Fractional Shares

The Company will not issue fractional shares in connection with any reverse stock split. Instead, any fractional share resulting from the reverse stock split would be rounded up to the nearest whole share.

Accounting Consequences

The par value of the Company's Common Stock would remain unchanged at $0.0001 per share after the reverse stock split. Also, the capital account of the Company would remain unchanged, and the Company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

Federal Income Tax Consequences

The following is a summary of material federal income tax consequences of the reverse stock split and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well prospectively. This summary also assumes that the shares are held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of the shareholder. Each shareholder is urged to consult with the shareholder's own tax advisor with respect to the consequences of the reverse stock split.

No gain or loss should be recognized by a shareholder upon the shareholder's exchange of shares pursuant to the reverse stock split. The aggregate tax basis of the shares received in the reverse stock split would be the same as the shareholder's aggregate tax basis in the shares exchanged. The shareholder's holding period for the shares would include the period during which the shareholder held the pre-split shares surrendered in the reverse stock split.

The Company's beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the reverse stock split may vary significantly as to each shareholder, depending upon the state in which he or she resides.

Vote Required; Manner of Approval; Appraisal Rights

Approval to amend the Articles of Incorporation to effect a reverse stock split requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of the Company.

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE OF AUTHORIZED SHARES AND EFFECT A 1 FOR 500 REVERSE SPLIT.

On August 22, 2008, shareholders holding a majority of the voting power of the outstanding stock of the Company approved an amendment to the Company’s Articles of Incorporation (the “Amendment”), as amended, to replace Article 4 of the Articles of Incorporation (the “Articles”), in its entirety, which will result in an increase to the number of authorized shares of Common Stock and effect a reverse split of the Company’s issued and outstanding Common Stock on a one for five hundred basis. The approval of this Amendment will increase the Company’s authorized shares of Common Stock to 1,000,000,000. The Company currently has authorized (i) Common Stock of 380,000,000 shares and approximately 380,000,000 shares of Common Stock are issued and outstanding as of the Record Date and (ii) authorized Preferred Stock of 20,000,000, 1,000 shares of which are designated as Series A Preferred Stock, all of which are issued and outstanding. Upon the effectiveness of the reverse split, the Company’s issued and outstanding Common Stock will decrease to 760,000 shares.

Upon filing the Amendment to increase the Company’s authorized shares of Common Stock from 380,000,000 to 1,000,000,000 and to effect a reverse split on the Company’s issued and outstanding Common Stock on a one for five hundred basis, Article 4 will be amended by replacing Article 4 of the Articles, in their entirety, as follows:

The total number of shares which the Company shall have the authority to issue is 1,020,000,000 shares of two classes of capital stock to be designated respectively preferred stock (“Preferred Stock”) Common Stock (“Common Stock”). The total number of Common Stock the Corporation shall have authority to issue is 1,000,000,000 shares, par value $0.0001 per share. The total number of shares of Preferred Stock the Corporation shall have authority to issue is 20,000,000 shares, par value $0.0001 per share. The Preferred Stock authorized by this Certificate of Incorporation may be issued in series. The Board of Directors is authorized to establish series of Preferred Stock and to fix, in the manner and to the full extent provided and permitted by law, the rights, preferences and limitations of each series of the Preferred Stock and the relative rights, preferences and limitations between or among such series including, but not limited to:

(1)	the designation of each series and the number of shares that shall constitute the series;
(2)	the rate of dividends, if any, payable on the shares of each series, the time and manner of payment and whether or not such dividends shall be cumulative;
(3)	whether shares of each series may be redeemed and, if so, the redemption price and the terms and conditions of redemption;
(4)	sinking fund provisions, if any, for the redemption or purchase of shares of each series which is redeemable;
(5)	the amount, if any, payable upon shares of each series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the manner and preference of such payment; and
(6)	the voting rights, if any, in the shares of each series and any conditions upon the exercising of such rights.

The outstanding shares of Common Stock shall be reverse split on a one-for-five hundred basis, effective as of the effective date of this Certificate of Amendment. The number of authorized, but unissued shares shall not be affected by the reverse stock split.

Forward-Looking Statements and Information

This Information Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify our forward-looking statements by the words “expects,” “projects,” “believes,” “anticipates,” “intends,” “plans,” “predicts,” “estimates” and similar expressions.

The forward-looking statements are based on management’s current expectations, estimates and projections about us. The Company cautions you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, the Company has based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, actual outcomes and results may differ materially from what the Company has expressed or forecast in the forward-looking statements.

You should rely only on the information the Company has provided in this Information Statement. The Company has not authorized any person to provide information other than that provided herein. The Company has not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front of the document.

ADDITIONAL INFORMATION

The Company will provide upon request and without charge to each shareholder receiving this Information Statement a copy of the Company's annual report on Form 10-KSB for the fiscal year ended

December 31, 2007 and quarterly report on Form 10-Q for the quarter ended March 31, 2008, including the financial statements and financial statement schedule information included therein, as filed with the SEC. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

EXHIBIT INDEX

Exhibit A	Certificate of Amendment to the Articles of Incorporation

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommended approval of the Amendment to the shareholders holding majority of the voting power.

By order of the Board of Directors
August 22, 2008

/s/ Ben Tsur Joseph

Ben-Tsur Joseph
Chief Executive Officer
and Chief Financial Officer

Las Vegas, Nevada
August 22, 2008

EXHIBIT A

CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
INROB TECH LTD.

The undersigned, being the President and Chief Executive Officer of INROB TECH LTD., a corporation existing under the laws of the State of Nevada, does hereby certify under the seal of the said corporation as follows:

1. The name of the Corporation (hereinafter referred to as the “Corporation”) is Inrob Tech Ltd

2. The Articles of Incorporation of the Corporation is hereby amended by replacing Article 4, in its entirety, with the following:

The total number of shares which the Company shall have the authority to issue is 1,020,000,000 shares of two classes of capital stock to be designated respectively preferred stock (“Preferred Stock”) Common Stock (“Common Stock”). The total number of Common Stock the Corporation shall have authority to issue is 1,000,000,000 shares, par value $0.0001 per share. The total number of shares of Preferred Stock the Corporation shall have authority to issue is 20,000,000 shares, par value $0.0001 per share. The Preferred Stock authorized by this Certificate of Incorporation may be issued in series. The Board of Directors is authorized to establish series of Preferred Stock and to fix, in the manner and to the full extent provided and permitted by law, the rights, preferences and limitations of each series of the Preferred Stock and the relative rights, preferences and limitations between or among such series including, but not limited to:

(1)	the designation of each series and the number of shares that shall constitute the series;
(2)	the rate of dividends, if any, payable on the shares of each series, the time and manner of payment and whether or not such dividends shall be cumulative;
(3)	whether shares of each series may be redeemed and, if so, the redemption price and the terms and conditions of redemption;
(4)	sinking fund provisions, if any, for the redemption or purchase of shares of each series which is redeemable;
(5)	the amount, if any, payable upon shares of each series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the manner and preference of such payment; and
(6)	the voting rights, if any, in the shares of each series and any conditions upon the exercising of such rights.

The outstanding shares of Common Stock shall be reverse split on a one-for-five hundred basis, effective as of the effective date of this Certificate of Amendment. The number of authorized, but unissued shares shall not be affected by the reverse stock split.

3. The amendment of the articles of incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation’s Board of Directors and shareholders holding a majority of the voting power of the outstanding shares of Stock of the Corporation in accordance with the provisions of Sections 78.320 of the General Corporation Law of the State of Nevada.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Articles of Incorporation, as amended, to be signed by Ben-Tsur Joseph, its Chief Executive Officer and Chief Financial Officer, on August 22, 2008.

INROB TECH LTD.

By:	/s/ Ben-Tsur Joseph Ben-Tsur Joseph, Chief Executive Officer and Chief Financial Officer